Exhibit 99.1 Press Contact: Will Thoretz +1 203 517 3119 will.thoretz@isg-one.com Investor Contact: Michael Sherrick +1 203 517 3104 michael.sherrick@isg-one.com

Information Services Group Announces

Third-Quarter 2026 Results

●	Reports third-quarter GAAP revenues of $65.1 million, up 4.4% versus prior year, exceeding guidance
●	Reports third-quarter GAAP net income of $3.4 million, up 10.3%; GAAP EPS of $0.07, up 10.2%, and adjusted EPS of $0.10, up 7.5%, all versus prior year
●	Reports third-quarter adjusted EBITDA of $10.0 million, up 19% versus prior year, exceeding guidance
●	Generates $12.3 million in cash from operations in the third quarter, highest amount in five years
●	Declares fourth-quarter dividend of $0.045 per share, payable December 18, 2026, to shareholders of record as of December 4, 2026
●	Sets fourth-quarter guidance: revenues between $64 million and $65 million and adjusted EBITDA between $9 million and $10 million

STAMFORD, Conn., November 2, 2026 ― Information Services Group (ISG) (Nasdaq: III), a global AI-centered technology research and advisory firm, today announced financial results for the third quarter ended September 30, 2026.

“ISG delivered a robust financial performance in the third quarter, with strong cash generation, expanding margins and solid revenue growth,” said Michael P. Connors, chairman and CEO. “Revenue in the quarter was driven by a return to growth in Asia Pacific, up 47 percent; AI-related revenues reaching over $30 million for the first time and recurring revenues continuing to build, up 7 percent. This mix of growth helped drive margin expansion to 15.4 percent, our highest quarterly margin in four years. AI is amplifying the value of our portfolio, with research that informs choices, advisory execution that secures outcomes for enterprises and governance that sustains value. We are well-positioned to close out an outstanding 2026 and continue our momentum into the new year.”

Third-Quarter 2026 Results

Reported revenues for the third quarter were $65.1 million, up 4.4 percent from $62.4 million in the prior year.

Revenues were $41.9 million in the Americas, down 1 percent on a reported basis. Revenues in Europe were $17.0 million, up 6 percent on a reported basis, and Asia Pacific revenues were $6.2 million, up 47 percent on a reported basis, all versus the prior year.

ISG reported third-quarter operating income of $6.5 million, compared with operating income of $4.6 million in the prior year. Reported third-quarter net income was $3.4 million, compared with net income of $3.1 million in the prior year. Fully diluted earnings per share were $0.07, compared with fully diluted earnings per share of $0.06 in the prior year.

Adjusted net income (a non-GAAP measure defined below under “Non-GAAP Financial Measures”) for the third quarter was $5.0 million, or $0.10 per share on a fully diluted basis, compared with adjusted net income of $4.7 million, or $0.09 per share on a fully diluted basis, in the prior year’s third quarter.

Third-quarter adjusted EBITDA (a non-GAAP measure defined below under “Non-GAAP Financial Measures”) was $10.0 million, up 19 percent from the prior year. Adjusted EBITDA margin (a non-GAAP measure calculated by dividing adjusted EBITDA by reported revenues) was 15.4 percent, compared with 13.5 percent in the prior year’s third quarter.

Other Financial and Operating Highlights

ISG generated cash from operations of $12.3 million in the third quarter, its highest amount in five years. The firm’s cash balance totaled $28.5 million at September 30, 2026, up 20 percent from $23.7 million at June 30, 2026. During the third quarter, ISG returned $6.9 million to shareholders through share repurchases ($4.5 million) and dividends ($2.4 million).

2026 Fourth-Quarter Revenue and Adjusted EBITDA Guidance

“Considering both market conditions and the strength of our portfolio, ISG is targeting fourth-quarter revenues between $64 million and $65 million and adjusted EBITDA of between $9 million and $10 million, continuing our year-over-year growth. We continuously monitor the macroeconomic environment, including the impact of FX, inflation and other factors, and will adjust our business plans as conditions warrant,” said Connors.

Quarterly Dividend

The ISG Board of Directors declared a fourth-quarter dividend of $0.045 per share, payable on December 18, 2026, to shareholders of record as of December 4, 2026.

Conference Call

ISG has scheduled a call for today, November 2, 2026, at 9 a.m., U.S. Eastern Time, to discuss the company’s third-quarter results. The call can be accessed by dialing +1 (833) 461-5787; or, for international callers, by dialing +1 (626) 884-3620. The access code is 410135322. A recording of the conference call will be accessible on ISG’s investor relations page for approximately four weeks following the call.

Forward-Looking Statements

This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of ISG concerning future events and their potential effects. Statements contained herein including words such as “anticipate,” “believe,” “contemplate,” “plan,” “estimate,” “target,” “expect,” “intend,” “will,” “continue,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those risks relate to inherent business, economic and competitive uncertainties and contingencies relating to the businesses of ISG and its subsidiaries including without limitation: (1) failure to secure new engagements or loss of important clients; (2) ability to hire and retain enough qualified employees to support operations; (3) ability to maintain or increase billing and utilization rates; (4) management of growth; (5) success of expansion internationally; (6) competition; (7) ability to move the product mix into higher margin businesses; (8) general domestic and foreign political and social conditions such as wars (including the conflict in Iran), political unrest and terrorism; (9) healthcare and benefit cost management; (10) ability to protect ISG and its subsidiaries’ intellectual property or data and the intellectual property or data of others; (11) currency fluctuations and exchange rate adjustments; (12) ability to successfully consummate or integrate strategic acquisitions; (13) outbreaks of diseases, including coronavirus, or similar public health threats or fear of such an event; (14) clients’ termination, delay, or reduction in scope of engagements, or inability to pay; (15) the effect of the divestiture of the automation unit on ISG’s relationships with its customers and suppliers and on its retained business generally; (16) the success of ISG’s focus on AI advisory and AI-powered platforms; (17) changes to trade policy, including new or increased tariffs, trade barriers and restrictions and changing import/export regulations; (18) inflation and changes in interest rates, and (19) potential employment-related claims. Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from ISG’s forward-looking statements are included in ISG’s filings with the U.S. Securities and Exchange Commission. ISG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Non-GAAP Financial Measures

ISG reports all financial information required in accordance with U.S. generally accepted accounting principles (GAAP). In this release, ISG has presented both GAAP financial results as well as non-GAAP information for the three and nine months ended September 30, 2026, and September 30, 2025. ISG believes that evaluating its ongoing operating results will be enhanced if it discloses certain non-GAAP information. These non-GAAP financial measures exclude non-cash and certain other special charges that many investors believe may obscure the user’s overall understanding of ISG’s current financial performance and ISG’s prospects for the future. ISG believes that these non-GAAP measures provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency of key measures used to evaluate the Company’s performance.

ISG provides adjusted EBITDA (defined as net income, plus interest, taxes, depreciation and amortization, foreign currency transaction gains/losses, non-cash stock compensation, interest accretion associated with contingent consideration, acquisition- and disposition-related costs, gains/losses on disposal of assets, gain on the sale of business, and severance, integration and other expense), adjusted net income (defined as net income, plus amortization of intangible assets, non-cash stock compensation, foreign currency transaction gains/losses, interest accretion associated with contingent consideration, acquisition- and disposition-related costs, gains/losses on disposal of assets, gain on the sale of business, and severance, integration and other expense on a tax-adjusted basis), and adjusted net income per diluted share, excluding the net tax effect of certain financial data, which are non-GAAP measures that ISG believes provide useful information to both management and investors by excluding certain expenses and financial implications of foreign currency translations, which management believes are not indicative of ISG’s core operations. These non-GAAP measures are used by ISG to evaluate the Company’s business strategies and management’s performance.

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP financial measure, excludes the impact of year-over-year fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current and prior-periods local currency financial results using the same point in time exchange rates and then compare the adjusted current and prior period results. This calculation may differ from similarly titled measures used by others and, accordingly, the constant currency presentation is not meant to be a substitution for recorded amounts presented in conformity with GAAP, nor should such amounts be considered in isolation.

Management believes this information facilitates comparison of underlying results over time. Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure. Non-GAAP measures are provided as additional information and should not be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of the forward-looking non-GAAP estimates contained herein to the corresponding GAAP measures is not being provided, due to the unreasonable efforts required to prepare it.

About ISG

ISG (Nasdaq: III) is a global AI-centered technology research and advisory firm. A trusted partner to more than 900 clients, including 75 of the world’s top 100 enterprises, ISG is a long-time leader in technology and business services that is now at the forefront of leveraging AI to help organizations achieve operational excellence and faster growth. The firm, founded in 2006, is known for its proprietary market data and research, in-depth knowledge and governance of provider ecosystems, and the expertise of its 1,500 professionals worldwide working together to help clients maximize the value of their technology investments.

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Information Services Group, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Revenues	$65,105	$62,364	$191,776	$183,512
Operating expenses
Direct costs and expenses for advisors	36,552	36,032	104,875	105,550
Selling, general and administrative	21,036	20,601	66,407	61,899
Depreciation and amortization	1,067	1,143	3,170	3,413
Operating income	6,450	4,588	17,324	12,650
Interest income	33	23	92	115
Interest expense	(909)	(1,051)	(2,684)	(3,154)
Gain on the sale of business	—	720	—	720
Foreign currency transaction gain (loss)	275	(81)	680	(174)
Income before taxes	5,849	4,199	15,412	10,157
Income tax provision	2,479	1,143	6,028	3,430
Net income	$3,370	$3,056	$9,384	$6,727

Weighted average shares outstanding:
Basic	48,271	48,132	48,025	48,258
Diluted	50,460	50,437	50,158	50,272

Earnings per share:
Basic	$0.07	$0.06	$0.20	$0.14
Diluted	$0.07	$0.06	$0.19	$0.13

Information Services Group, Inc.

Reconciliation from GAAP to Non-GAAP

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Net income	$3,370	$3,056	$9,384	$6,727
Plus:
Interest expense (net of interest income)	876	1,028	2,592	3,039
Income tax provision	2,479	1,143	6,028	3,430
Depreciation and amortization	1,067	1,143	3,170	3,413
Loss (gain) on asset disposal	11	91	(33)	92
Interest accretion associated with contingent consideration	5	9	16	29
Gain on the sale of business	—	(720)	—	(720)
Acquisition and disposition-related costs (1)	32	202	111	405
Severance, integration and other expense	251	633	932	1,347
Foreign currency transaction (gain) loss	(275)	81	(680)	174
Non-cash stock compensation	2,179	1,756	6,112	6,180
Adjusted EBITDA	$9,995	$8,422	$27,632	$24,116

Net income	$3,370	$3,056	$9,384	$6,727
Plus:
Non-cash stock compensation	2,179	1,756	6,112	6,180
Intangible amortization	234	330	704	967
Loss (gain) on asset disposal	11	91	(33)	92
Interest accretion associated with contingent consideration	5	9	16	29
Gain on the sale of business	—	(720)	—	(720)
Acquisition and disposition-related costs (1)	32	202	111	405
Severance, integration and other expense	251	633	932	1,347
Foreign currency transaction (gain) loss	(275)	81	(680)	174
Tax effect (2)	(780)	(762)	(2,292)	(2,712)
Adjusted net income	$5,027	$4,676	$14,254	$12,489

Weighted average shares outstanding:
Basic	48,271	48,132	48,025	48,258
Diluted	50,460	50,437	50,158	50,272

Adjusted earnings per share:
Basic	$0.10	$0.10	$0.30	$0.26
Diluted	$0.10	$0.09	$0.28	$0.25

(1)	Consists of expenses from acquisition and disposition-related costs and non-cash fair value adjustments on pre-acquisition contract liabilities.
(2)	Marginal tax rate of 32%, reflecting U.S. federal income tax rate of 21% plus 11% attributable to U.S. states and foreign jurisdictions.

Information Services Group, Inc.

Selected Financial Data

Constant Currency Comparison

		Less: Foreign	Three Months Ended
	Three Months Ended	currency	September 30, 2026	Three Months Ended
	September 30, 2026	impact (1)	Constant Currency	September 30, 2025
Revenue	$65,105	$157	$64,948	$62,364
Operating income	$6,450	$422	$6,028	$4,588
Adjusted EBITDA	$9,995	$412	$9,583	$8,422

	Nine Months	Less: Foreign	Nine Months	Nine Months
	Ended	currency	September 30, 2026	Ended
	September 30, 2026	impact (1)	Constant Currency	September 30, 2025
Revenue	$191,776	$2,691	$189,085	$183,512
Operating income	$17,324	$1,445	$15,879	$12,650
Adjusted EBITDA	$27,632	$1,518	$26,114	$24,116

(1)	Constant currency results are calculated by translating the underlying local currency amounts for all periods presented at the same foreign exchange rates. The foreign currency impact represents the difference between growth as reported and growth at constant exchange rates; a positive amount indicates currency translation increased reported results. Current period constant currency amounts equal reported results less the foreign currency impact. Prior period amounts are as reported.